Exhibit 1.01

Rambus Inc.

Conflict Minerals Report

For the Reporting Period from January 1, 2018 to December 31, 2018

Introduction

This Conflict Minerals Report (this “Report”) of Rambus Inc. (“we,” “Rambus” or the “Company”) for the reporting period January 1, 2018 to December 31, 2018 (the “Reporting Period”) has been prepared in accordance with the requirements of Rule 13p-1 (the “Rule”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products where the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are referred to as “Conflict Minerals,” which include gold, columbite-tantalite (coltan), cassiterite, wolframite and their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of Congo (the “DRC”), or any adjoining country, including the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

This Report and Form SD can be found on our website at www.rambus.com.

Company Overview

Dedicated to making data faster and safer, Rambus creates innovative hardware, software and services that drive technology advancements from the data center to the mobile edge. Our architecture licenses, IP cores, chips, software, and services span memory and interfaces, security, and emerging technologies to positively impact the modern world. We collaborate with the industry, partnering with leading chip and system designers, foundries, and service providers. Integrated into a wide array of devices and systems, our products power and secure diverse applications, including Big Data, Internet of Things (IoT) security, mobile payments, and smart ticketing. We intend to continue our growth into new technology fields, consistent with our mission to create value through our innovations and to make those technologies available through the shipment of products, the delivery of services, and licensing business models.

During the Reporting Period we continued to ship our physical semiconductor products, workstation solutions and lighting guides. We offer DDR2, DDR3 and DDR4 chipsets for RDIMM, LRDIMM and NVDIMM server modules that support the data center and enterprise server infrastructure markets. For such products we operate a fabless business model and use third-party foundries and assembly and test manufacturing contractors to manufacture, assemble and test our semiconductor products.

Description of the Company’s Conflict Minerals Policy

Our goal is to eliminate the use of Conflict Minerals. We are aware that our chipsets contain tin, tantalum, tungsten and gold (“3TG”) metals that are necessary to the functionality or production of those products. To this end, Rambus works with its chipset suppliers to identify the sources of all 3TG metals used in our chipsets. If any of these metals originate from the Covered Countries, then further investigation is required.

We use the tools provided by the Responsible Minerals Initiative (“RMI”) to gather information from our suppliers. The information requested includes the name and location of smelters or refiners used to produce the metals, and the origin of the minerals. Our due diligence process and efforts are consistent with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”).

Our Conflict Minerals Policy can be found on our website at www.rambus.com.

Description of the Company’s Supply Chain

Because we operate a fabless business model, we do not directly purchase 3TG from mines, smelters, or refiners. Therefore, we must rely on our suppliers to provide information regarding the country of origin of Conflict Minerals that are included in the Covered Products (as defined below). Many of our suppliers do not purchase raw materials directly and must rely on their downstream suppliers and sub-suppliers to determine the origin of their raw materials. Thus, reliably determining the origin is a difficult task, and our suppliers are highly dependent on the information provided to them by their suppliers and sub-suppliers which are often far removed from the direct smelter or refiner. Additionally, many of our suppliers are not directly subject to the same conflict minerals law and regulations as we are.

Identification of Conflict Minerals and of the Company’s Products Covered by this Report

We sent a questionnaire to our operating business units inquiring whether during the Reporting Period any of our units manufactured or contracted to manufacture any products containing Conflict Minerals necessary to such products’ functionality or production.

Based on these inquiries, we determined that our chipsets were the only products that met this test (“Covered Products”). We found that Conflict Minerals were not necessary to the functionality or production of any product that we manufactured or contracted to manufacture other than the Covered Products that we contracted to manufacture during the Reporting Period.

From this information, we developed a list of direct suppliers within our chipset supply chain to be surveyed and who provided 3TG materials for our products. Engineering and evaluation materials were not included in our analysis.

Description of the Company’s Reasonable Country of Origin Inquiry

We conducted in good faith a reasonable country of origin inquiry (“RCOI”) with respect to the Covered Products that were manufactured or contracted to be manufactured by us during the Reporting Period. The RCOI is reasonably designed to determine if any of the Conflict Minerals in the Covered Products originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources.

Once we identified our list of suppliers, we began the process of surveying the supply chain using the RMI’s Conflict Minerals Reporting Template (“CMRT”). The CMRT is used predominantly throughout the electronics industry and requests relevant information, including details of the smelters and refiners where the materials were processed and the location of mines where the minerals originated.

We informed each identified supplier of our desire to use only materials verified to be conflict-free and asked them to return a completed CMRT. Responses were reviewed for completeness, reasonableness, and consistency, and we followed up with our suppliers for corrections and clarifications as needed.

Based on the responses from the suppliers, we were not able to conclusively determine the complete geographic origin of all 3TG materials used in our Covered Products. Therefore, we proceeded to perform the due diligence process outlined below.

Description of the Company’s Due Diligence Process

Based on the information provided to us by our suppliers, we undertook additional due diligence processes and efforts based on the OECD Guidance in order to determine if any Conflict Materials included in our Covered Products may have originated in the Covered Countries and if so, whether they benefited armed groups in those countries.

In accordance with the OECD Guidance, the design of our due diligence includes the five steps described below.

Step 1: Establish Strong Company Management Systems

We have completed a number of steps to establish a management system for addressing the sourcing of Conflict Minerals in our Covered Products. These actions include:

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Adopt and Commit to a Supply Chain Policy for Conflict Minerals: We are committed to responsible relationships with customers, suppliers and business partners under our Code of Business Conduct and Ethics (“Code of Conduct”) publicly available on our website at www.rambus.com. Our Code of Conduct standards apply worldwide and outline expected behaviors for everyone who works for us or serves on our Board of Directors. These expected behaviors include, without limitation, conducting all business relationships, including with suppliers, in an honest and ethical manner and in compliance with all applicable laws and refraining from participating or aiding a supplier who is seeking to commit an unethical act. We have also adopted a Conflict Minerals Policy.

•

Internal Management to Support Supply Chain Due Diligence: We have established a management system for disclosing our use of Conflict Minerals under the Rule. This management system is sponsored by our General Counsel as well as executive-level representatives and a team of subject matter experts from relevant functions such as finance, legal, operations and engineering. The team of subject matter experts is responsible for ensuring our Conflict Minerals disclosure compliance.

•

Controls and Transparency to Support Supply Chain Diligence: As described above, we undertook an RCOI with respect to the Conflict Minerals in our supply chain by requesting a CMRT be completed by each of our suppliers to gather information about their use of Conflict Minerals, the smelters and refiners in their supply chain that are included in our Covered Products, and the countries of origin for such Conflict Minerals.

•

Supplier Engagement: With respect to the OECD requirement to strengthen engagement with suppliers, we inform our suppliers of our conflict mineral efforts and that they are expected to investigate their supply chains for conflict minerals information and inform us of the results.

•	Grievance Mechanism: Code of Conduct contains procedures whereby employees can report violations.

•	Maintain records: We have an existing document retention policy that includes retaining Conflict Minerals due diligence documentation.

Step 2: Identify and Assess Risk in the Supply Chain

As a fabless producer of semiconductor products, we have no direct relationship with 3TG suppliers. Thus, we rely on our direct suppliers to provide us with the necessary information about the source of Conflict Minerals contained in the Covered Products that we contract with them to manufacture for us. Our suppliers are similarly reliant upon information provided by their suppliers to provide information regarding the country of origin of Conflict Minerals that are included in the Covered Products. Thus, there is a risk that the final information provided to us and upon which we rely is incomplete or inaccurate.

Step 3: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Because we do not have direct relationships with suppliers of the 3TG materials, we rely upon third parties to perform audits and certify smelters/refiners as conflict-free. Responsible Minerals Assurance Process (RMAP) coordinates audits of 3TG smelters/refiners and publishes lists of those that are found to be conflict-free by following OECD Guidelines. The RMI also publishes names of smelters/refiners that are actively in the process of becoming certified conflict-free, but have not completed the process to date. Rambus uses these published lists to determine if the smelters and refiners supplying 3TG materials for our Covered Products are conflict-free. If the sources of all 3TG materials for a product have been identified as conflict-free, then Rambus likewise considers such product as conflict-free.

Step 4: Report on Supply Chain Due Diligence

We report on our due diligence efforts as required by law. We publicly filed the Form SD and this Report with the SEC.

This Report includes information about the RCOI we undertook, our due diligence process designed to conform with the OECD Guidelines, the list of known smelters and refiners utilized in our supply chain identified in our due diligence process, and a description of our products that incorporate Conflict Minerals necessary to the functionality or production of such products.

Findings and Conclusions

During the Reporting Period, we utilized five suppliers with respect to our chipset products and required all of these suppliers to perform and report on their supply chain due diligence through the use of the CMRT. We received a 100% response rate to our requests. Responses from our suppliers using the CMRT have been reviewed, combined and summarized. Responding parties provided a CMRT which includes a declaration page and a list of smelter and refinery names. Based on the information provided to us by our suppliers, we believe that, to the extent reasonably determinable, the facilities that were used to process the Conflict Minerals contained in the Covered Products included the smelters and refiners listed in Annex I below.

All suppliers provided complete lists of smelters representing 100% of the 3TG materials they utilized. Four suppliers declared that a portion of the 3TG metals came from the Covered Countries. However, these suppliers also indicated that such materials came from a smelter or refiner that has been audited and is listed as conflict-free and conformant by the RMI. One supplier declared that they are uncertain if any 3TG materials came from the Covered Countries.

We combined the responses from all suppliers and prepared a list of unique smelter or refiner names. We then used the RMI conformance lists to determine if the Conflict Minerals originate from the Covered Countries and could be benefitting armed groups. All of the smelters/refiners on our list have been verified as conformant by the RMAP. Therefore, based on our due diligence efforts, we conclude the Conflict Minerals contained in our Covered Products come from suppliers using smelters or refiners listed as conformant by RMI. However, we rely on our direct suppliers to provide us with the necessary information about the source of Conflict Minerals contained in the Covered Products that we contract with them to manufacture for us and our suppliers are similarly reliant upon information provided by their suppliers. Thus, there is a risk that the final information provided to us and upon which we rely is incomplete or inaccurate.

ANNEX I – SMELTER LIST

Mineral	Smelter Name	Smelter ID	Country	Status
Gold	Argor-Heraeus S.A.	CID000077	SWITZERLAND	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CID000707	CHINA	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	JAPAN	Conformant
Gold	Matsuda Sangyo Co., Ltd.	CID001119	JAPAN	Conformant
Gold	Metalor Technologies S.A.	CID001153	SWITZERLAND	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	JAPAN	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	CID002030	AUSTRALIA	Conformant
Tantalum	F&X Electro-Materials Ltd.	CID000460	CHINA	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	CHINA	Conformant
Tantalum	Solikamsk Magnesium Works OAO	CID001769	RUSSIAN FEDERATION	Conformant
Tantalum	Ulba Metallurgical Plant JSC	CID001969	KAZAKHSTAN	Conformant
Tantalum	H.C. Starck Co., Ltd.	CID002544	THAILAND	Conformant
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CID002545	GERMANY	Conformant
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	GERMANY	Conformant
Tantalum	H.C. Starck Inc.	CID002548	UNITED STATES OF AMERICA	Conformant
Tantalum	H.C. Starck Ltd.	CID002549	JAPAN	Conformant
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550	GERMANY	Conformant
Tantalum	Global Advanced Metals Boyertown	CID002557	UNITED STATES OF AMERICA	Conformant
Tantalum	Global Advanced Metals Aizu	CID002558	JAPAN	Conformant
Tin	Alpha	CID000292	UNITED STATES OF AMERICA	Conformant
Tin	PT Aries Kencana Sejahtera	CID000309	INDONESIA	Conformant
Tin	CV United Smelting	CID000315	INDONESIA	Conformant
Tin	Dowa	CID000402	JAPAN	Conformant
Tin	Fenix Metals	CID000468	POLAND	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	CHINA	Conformant
Tin	Malaysia Smelting Corporation (MSC)	CID001105	MALAYSIA	Conformant
Tin	Mineracao Taboca S.A.	CID001173	BRAZIL	Conformant
Tin	Minsur	CID001182	PERU	Conformant
Tin	Mitsubishi Materials Corporation	CID001191	JAPAN	Conformant
Tin	Operaciones Metalurgicas S.A.	CID001337	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	PT Babel Inti Perkasa	CID001402	INDONESIA	Conformant
Tin	PT Bangka Tin Industry	CID001419	INDONESIA	Conformant
Tin	PT Belitung Industri Sejahtera	CID001421	INDONESIA	Conformant
Tin	PT Bukit Timah	CID001428	INDONESIA	Conformant
Tin	PT DS Jaya Abadi	CID001434	INDONESIA	Conformant
Tin	PT Mitra Stania Prima	CID001453	INDONESIA	Conformant
Tin	PT Panca Mega Persada	CID001457	INDONESIA	Conformant
Tin	PT Prima Timah Utama	CID001458	INDONESIA	Conformant
Tin	PT Refined Bangka Tin	CID001460	INDONESIA	Conformant
Tin	PT Stanindo Inti Perkasa	CID001468	INDONESIA	Conformant
Tin	PT Timah Tbk Kundur	CID001477	INDONESIA	Conformant
Tin	PT Timah Tbk Mentok	CID001482	INDONESIA	Conformant
Tin	PT Tinindo Inter Nusa	CID001490	INDONESIA	Conformant
Tin	PT Tommy Utama	CID001493	INDONESIA	Conformant
Tin	Rui Da Hung	CID001539	TAIWAN, PROVINCE OF CHINA	Conformant
Tin	Thaisarco	CID001898	THAILAND	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	BRAZIL	Conformant
Tin	CV Venus Inti Perkasa	CID002455	INDONESIA	Conformant
Tin	PT ATD Makmur Mandiri Jaya	CID002503	INDONESIA	Conformant
Tin	CV Dua Sekawan	CID002592	INDONESIA	Conformant

Tin	PT Rajehan Ariq	CID002593	INDONESIA	Conformant
Tin	Metallo Belgium N.V.	CID002773	BELGIUM	Conformant
Tin	PT Bangka Prima Tin	CID002776	INDONESIA	Conformant
Tin	PT Menara Cipta Mulia	CID002835	INDONESIA	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	CHINA	Conformant
Tungsten	Global Tungsten & Powders Corp.	CID000568	UNITED STATES OF AMERICA	Conformant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	CHINA	Conformant
Tungsten	Japan New Metals Co., Ltd.	CID000825	JAPAN	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	CHINA	Conformant
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	VIET NAM	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	CHINA	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	CHINA	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	CHINA	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	CHINA	Conformant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	CHINA	Conformant
Tungsten	H.C. Starck Tungsten GmbH	CID002541	GERMANY	Conformant

Future Steps to Improve Due Diligence

We have communicated our expectations to our contract manufacturers regarding our commitment to sourcing minerals for our products in a manner that does not finance or benefit armed groups in the Covered Countries. We plan to continue our inquiry method and utilize the CMRT to collect and report on due diligence activities with our supply base. We continue to work with our suppliers to improve the quality and completeness of information collected by using the most updated CMRT form. We will continue to review our supplier responses, provide feedback as necessary, encourage our suppliers to remain committed to conflict-free sources and engage with our relevant suppliers in order to build their knowledge and capacity so they are able to provide us with complete and accurate information on the source and chain of custody of Conflict Minerals in our supply chain.

Conclusion

Based on our due diligence efforts and subject to the limitations of such efforts as detailed above, we conclude the Conflict Minerals contained in our Covered Products come from suppliers using smelters or refiners listed as conformant by RMI.

Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Rambus. These statements are based on the infrastructure and information available at the time. A number of factors could introduce errors or otherwise affect our Conflict Minerals status. These factors include, but are not limited to, gaps in supplier data, gaps in smelter data, errors or omissions by suppliers, errors or omissions by smelters, smelter classifications, all instances of Conflict Minerals necessary to the functionality or manufacturing of our products possibly not yet having been identified, gaps in supplier education and knowledge, timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol, oversights or errors in conflict free smelter audits, Covered Countries sourced materials being declared secondary materials, companies going out of business, certification programs being not equally advanced for all industry segments and metals, and smuggling of Conflict Minerals from the Covered Countries to countries beyond the Covered Countries.

Forward-looking Statements

This Conflict Minerals Report contains forward-looking statements. These statements include statements regarding steps we intend to examine to further mitigate risk. We also use words such as “believe,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. All forward-looking statements involve risk and uncertainty. When considering these statements, you should also consider the important factors described in this Conflict Minerals Report under the heading “Additional Risk Factors” and in the reports and documents we file from time to time with the SEC, including the factors described under the sections titled “Risk Factors” in our most recently submitted Annual and Quarterly Reports on Forms 10-K and 10-Q, respectively. Except as required by law, we disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.